ACQUISITION AGREEMENT BETWEEN GLOBAL REALTY DEVELOPMENT CORP. AND SMS TEXT MEDIA, INC., et al. Dated as of July 19, 2007

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (“Agreement”), dated as of July 19, 2007, is by and among Global Realty Development Corp., a Delaware corporation (the “Buyer"), SMS Text Media, Inc., a Nevada corporation (the “Company”), and the undersigned stockholders of the Company (the “Selling Stockholders”). Collectively, the Company and Selling Stockholders are sometimes referred to as the “Sellers”.

R E C I T A L S

WHEREAS, subject to the terms and conditions of this Agreement and the other documents or instruments contemplated hereby:

A. The Sellers desire to sell and transfer to the Buyer and the Buyer desires to acquire from the Sellers 100% of the authorized, issued and outstanding capital stock of the Company (the “Seller Shares”). It is recognized that once Buyer owns 100% of the Seller Shares, it will own the Company and, through the Company, own and control 100% of the assets, real and personal, tangible and intangible, of the Company (the “Assets”);

B. As consideration for the Seller Shares, the Buyer will pay to the Selling Stockholders cash and shares of stock in Buyer in accordance with the payment terms set forth below; it is recognized that inasmuch as payment will be made in stages, the Seller Shares will be delivered in escrow as more fully set forth below; and

C. After the full completion of the transaction, and subject to the provisions of this Agreement, the Company is to be a 100% owned subsidiary of the Buyer.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1
SALE AND PURCHASE OF SELLER SHARES AND ASSETS

1.1 Sale and Purchase, Payments and Escrow. On the terms and subject to the conditions of this Agreement, the Sellers shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept delivery of, the Seller Shares free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever, all in the manner set forth below:

(a) (i) The purchase price for the Seller Shares is: (A) $3,000,000 in cash (“Cash”) to the Selling Stockholders; (B) 10,000,000 shares of common stock in Buyer (collectively, the “Buyer Shares”) to the Selling Stockholders (valued at $0.50 per share, or $5,000,000 in the aggregate, for purposes of this Agreement) ((A) and (B) shall hereinafter be collectively referred to as the “Stockholder Fixed Payments”); (C) provision of a $1,500,000 line of credit to the Company at an interest rate of no greater than 12% per annum; and (D) contingent payments to Selling Stockholders from Company operations, as set forth below.

(ii) It is understood that Buyer is funding this acquisition of the Seller Shares along with other transactions, during the period from the Initial Closing Date (defined below) to the date which is ninety (90) days after the Initial Closing Date (the “Expiration Date”). It is recognized that Buyer shall make payments of Cash to the Selling Stockholders in installments and that Seller Shares shall be delivered to Buyer in proportionate installments as well, all as more particularly set forth below, and subject to the provisions set forth below.

(iii) All Cash Payments and deliveries of Buyer Shares shall be made to the Selling Stockholders at the time(s) the same are made pursuant hereto. Each payment or delivery that Buyer shall make will be in equal payments to each Selling Stockholder.

(iv) The parties shall establish an escrow arrangement with Kennerly, Montgomery & Finley, P.C. (“Escrow Agent”), on terms satisfactory to Escrow Agent, to hold the Seller Shares in escrow (the “Escrow”) in accordance with the terms and provisions more fully set forth below. Although Escrow Agent shall be bound to honor the terms set forth below of the Escrow in connection with delivery of the Seller Shares to the Buyer, it is recognized and understood that its serving as Escrow Agent hereunder shall not prevent said law firm from representing the Company and Selling Stockholders in connection with the negotiation of this Agreement and/or any litigation which may arise as a result thereof, or from providing ongoing representation of the Company and the Selling Stockholders as to any and all matters of whatever nature from and after the execution of this Agreement, including but not limited to matters pertaining to the consummation of the transactions contemplated hereby, general representation of the Company as to its business operations, and representation of the Selling Stockholders and affiliates (including but not limited to MJD Films, Inc. and TFM Group, L.L.C.) as to their business matters and interests.

(b) On July __, 2007 (the “Initial Closing Date”), Buyer shall: (i) pay the sum of $530,000 in Cash to the Selling Stockholders as the initial installment of the Cash portion of the purchase price for the Seller Shares; and (ii) deliver all of the Buyer Shares to the Selling Stockholders (collectively, these payments and deliveries shall be called the “Initial Payment”). Upon receipt of such Initial Payment, the Selling Stockholders shall deposit the Seller Shares in Escrow with Escrow Agent. Since the Initial Payment represents $5,530,000 of the Stockholder Fixed Payments of $8,000,000, or 69.125% of the Stockholder Fixed Payments, Escrow Agent shall deliver 69.125% of the Seller Shares to Buyer at the time of the Selling Stockholders’ receipt of the Initial Payment.

(c) The Initial Payment is to be made by Buyer from the first $1,000,000 of funding it receives. As and when Buyer receives the second $1,000,000 of funding it is to receive, it shall remit $580,000 of such funding amount to Selling Stockholders as an additional part of the Stockholder Fixed Payments. Upon the Selling Stockholders’ receipt of such $580,000 Cash payment, Escrow agent shall remit to Buyer an additional 7.25% of the Seller Shares. Notwithstanding the foregoing, it is further agreed that if Buyer receives the second $1,000,000 of funding it is to receive in stages, rather than one lump sum, it shall remit 58% of each such staged funding amount to Selling Stockholders to be applied to the payment due under this section. Upon Selling Stockholders’ receipt of any such staged payment, Escrow agent shall remit to Buyer a like proportionate amount of the 7.25% Seller Shares remittance.

(d) As and when Buyer receives the third $1,000,000 of funding it is to receive, it shall remit $780,000 of such funding amount to Selling Stockholders as an additional part of the Stockholder Fixed Payments. Upon the Selling Stockholders’ receipt of such $780,000 Cash payment, Escrow Agent shall remit to Buyer an additional 9.75% of the Seller Shares. Notwithstanding the foregoing, it is further agreed that if Buyer receives the third $1,000,000 of funding it is to receive in stages, rather than one lump sum, it shall remit 78% of each such staged funding amount to Selling Stockholders to be applied to the payment due under this section. Upon Selling Stockholders’ receipt of any such staged payment, Escrow agent shall remit to Buyer a like proportionate amount of the 9.75% Seller Shares remittance.

(e) As and when Buyer receives the fourth $1,000,000 of funding it is to receive, it shall remit $400,000 of such funding amount to Selling Stockholders as an additional part of the Stockholder Fixed Payments. Upon the Selling Stockholders’ receipt of such $400,000 Cash payment, Escrow Agent shall remit to Buyer an additional 5% of the Seller Shares. Notwithstanding the foregoing, it is further agreed that if Buyer receives the fourth $1,000,000 of funding it is to receive in stages, rather than one lump sum, it shall remit 40% of each such staged funding amount to Selling Stockholders to be applied to the payment due under this section. Upon Selling Stockholders’ receipt of any such staged payment, Escrow agent shall remit to Buyer a like proportionate amount of the 5% Seller Shares remittance.

(f) As and when Buyer receives the fifth $1,000,000 of funding it is to receive, it shall remit $420,000 of such funding amount to Selling Stockholders as an additional part of the Stockholder Fixed Payments. Upon the Selling Stockholders’ receipt of such $420,000 Cash payment, Escrow Agent shall remit to Buyer an additional 5.25% of the Seller Shares. Notwithstanding the foregoing, it is further agreed that if Buyer receives the fifth $1,000,000 of funding it is to receive in stages, rather than one lump sum, it shall remit 42% of each such staged funding amount to Selling Stockholders to be applied to the payment due under this section. Upon Selling Stockholders’ receipt of any such staged payment, Escrow agent shall remit to Buyer a like proportionate amount of the 5.25% Seller Shares remittance.

(g) As and when Buyer receives the sixth $1,000,000 of funding it is to receive, it shall remit $290,000 of such funding amount to Selling Stockholders as an additional part of the Stockholder Fixed Payments. Upon the Selling Stockholders’ receipt of such $290,000 Cash payment, Escrow Agent shall remit to Buyer the remaining 3.625% of the Seller Shares. Notwithstanding the foregoing, it is further agreed that if Buyer receives the sixth $1,000,000 of funding it is to receive in stages, rather than one lump sum, it shall remit 29% of each such staged funding amount to Selling Stockholders to be applied to the payment due under this section. Upon Selling Stockholders’ receipt of any such staged payment, Escrow agent shall remit to Buyer a like proportionate amount of the 3.625% Seller Shares remittance.

(h) If Buyer does not make its required payments of Cash and deliveries of Buyer Shares as required on the Initial Closing Date, the Sellers may terminate this Agreement.

(i) If the payments of Cash and delivery of Buyer Shares required on the Initial Closing Date are made, but if the Selling Stockholders have not received the balance of the full $3,000,000 Cash payments by the Expiration Date, then:

(i) Buyer shall give the Selling Stockholders a promissory note (“Note”) for the balance of such $3,000,000 Cash payments which has not been made. The principal amount of the Note outstanding from time to time shall be subject to a penalty at the annual rate of fifteen (15%) percent from the date of the Note through the date on which the principal balance is repaid. Penalties accrued on the Note shall be payable on a monthly basis on the last day of each month and calculated on the basis of actual days. All dividends and distributions to be made by the Company to Buyer shall be paid over to Selling Stockholders to be applied to principal and penalties on the Note until the Note (principal plus penalties) is paid in full;

(ii) Until the Note is paid in full (principal plus penalties), all dividends and other distributions to stockholders of the Company shall be paid 50.1% to Buyer (to be paid over to Selling Stockholders as set forth in (i) above) and 49.9% to the Selling Stockholders, regardless of actual stock ownership in the Company. Buyer shall not receive any distributions, payments or other amounts from Company unless Selling Stockholders receive payments in the aforesaid 50.1% to 49.9% ratio therefrom;

(iii) Once the Note is paid in full (principal plus penalties), the remaining Seller Shares in Escrow shall be delivered to Buyer and the distributions under (ii) above shall cease.

(j)	As to each of the payments to be made to Selling Stockholders under (c), (d), (e), (f), and (g) above, Buyer shall:

(i)  notify Selling Stockholders once every five (5) Business Days as to its receipt of funding amounts which are subject to such subsections; and

(ii)  make required payments to Selling Stockholders of amounts owed under such subsections every five (5) Business Days when there are funds available from which to make such payments.

1.2 Line of Credit and Contingent Payments.

(a) Buyer agrees that, as part of the consideration for the transactions contemplated hereby, it will cause to be provided to the Company on or before the Expiration Date a $1,500,000.00 line of credit bearing an interest rate of no greater than twelve percent (12%) per annum. The Company shall be entitled to draw upon and utilize the line of credit in connection with the operation of its business.

(b) It is also understood and agreed by and among the parties hereto that the Selling Stockholders shall be entitled to, and shall be paid, contingent payments during each of the three (3) years following the Expiration Date, which contingent payments shall be in the amounts, and made at the times and in the manner, more particularly set forth on Schedule A attached hereto and by this reference made a part hereof. Notwithstanding the foregoing, however, in the event the Selling Stockholders do not receive the full $3,000,000 in Cash payments by the Expiration Date such that the Note is required under Section 1.1(i), the contingent payments shall be extended and shall continue to be made in the amounts, and on the same basis, provided for on Schedule A until the date which is three (3) years from the date the Note is paid in full.

1.3 INTENTIONALLY DELETED.

1.4 Voting of Seller Shares. Seller Shares shall be voted by the owners thereof at the time of the respective vote. To the extent Seller Shares remain in Escrow or are otherwise not required to be delivered to Buyer, whether due to Buyer’s default or otherwise, the Selling Stockholders shall be entitled to vote the same. If the provisions of Section 1.1(i) are in effect, however, the Selling Stockholders shall have 49.9% and the Buyer shall have 50.1% of all voting rights on all matters, regardless of actual stock ownership in the Company, until the Note is paid in full and all Seller Shares have been delivered to Buyer.

1.5 Conditions to Obligations of the Buyer. The obligations of the Buyer under this Agreement shall be subject to each of the following conditions:

(a) Deliveries. Before the Initial Closing Date, the Sellers shall have delivered or caused to be delivered to the Buyer this Agreement duly executed by the Sellers. At the Initial Closing Date, the Sellers shall have delivered or caused to be delivered the following:

(i) to the Escrow Agent, in Escrow, a copy of the irrevocable transfer instructions delivered to the Company’s transfer agent directing the transfer and issuance of the Seller Shares to the Buyer in accordance with the Escrow requirements set forth above,

(ii) to the Escrow Agent, in Escrow, stock certificates representing the Seller Shares owned by the Selling Stockholders;

(iii) to the Buyer, a copy of the resolutions of the board of directors and stockholders of the Company, in form satisfactory to counsel for the Buyer, authorizing execution and performance of this Agreement;

(iv) to the Buyer, the certificate of good standing, minute book and corporate records of the Company;

(iv)  to the Buyer, a copy of all Contracts set forth on Schedule B, and

(vi) such other documents as the Buyer or its counsel may reasonably request in connection with the transactions contemplated hereby.

(b) After Initial Closing Date Deliveries or Actions.

(i) Employment and Non-Competition Agreements. Within five (5) days after the Initial Closing Date, the Selling Stockholders shall deliver to Buyer their duly executed Employment and Non-Competition Agreements referred to in Section 4 below.

(ii) Financial Information. By the Expiration Date, the Selling Stockholders shall deliver to Buyer the Company’s state and federal tax returns for the 2006 fiscal year. The Selling Stockholders shall pay all tax liabilities of the Company arising and relating to all periods of time through June 30, 2007 (as provided in Section 2.6(d) and 2.15 below). The Sellers shall deliver audited financial statements to Buyer within sixty (60) days of the Initial Closing Date.

(iii) Debt and Liabilities. Within five (5) days after Selling Stockholders shall have received the last of the required Stockholder Cash payments, the Selling Stockholders shall pay off, or reimburse the Company for its payment of, any and all outstanding debt, liabilities or other indebtedness of the Company that was outstanding at Initial Closing Date, excluding contingent liabilities under the Contracts (which shall be Company’s responsibility per Section 2.6(d) below) and excluding any liabilities described in Section 2.6 (d)(ii) below, but including but not limited to:

(A) The approximately $6,700 liability owed to a programming company;

(B) The $15,500 owed to Rick Catinella as described below; and

(C) Tax liabilities of the Company, if any, as set forth in Sections 2.6(d) and 2.15(a) below.

(iv) Qualification to Do Business. By the Expiration Date, the Selling Stockholders shall, at Sellers’ expense, cause the Company to become duly qualified and in good standing to do business in the State of Florida.

(c) Truthfulness and Accuracy of Representations and Warranties. The representations and warranties of the Sellers contained herein shall be true in all material respects at the Initial Closing Date, with the same effect as though made at such time. The Sellers shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by the Initial Closing Date.

(d) Performance of Obligations of the Sellers. The Sellers shall have performed all agreements and covenants required to be performed by them under this Agreement by the Initial Closing Date.

(e) Governmental Approvals. All consents of governmental entities legally required by the Sellers for the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained, by the Initial Closing Date.

(f) Consents of Other Third Parties. The Sellers shall have received and delivered to the Buyer by the Initial Closing Date all requisite consents and approvals of all lenders, lessors, and other third parties whose consent or approval is required in order for the Sellers to consummate the transactions contemplated by this Agreement, or in order to permit the continuation after the Initial Closing Date of the business activities of the Company in the manner such business is presently carried on by it. The Buyer shall have received copies of any necessary written consent(s) to this Agreement and the transactions contemplated herein.

1.6  Buyer shall be entitled to obtain, during the sixty (60) days after the Initial Closing Date, at Buyer’s expense, a written appraisal of the valuation of the Company by a certified independent business appraiser or Halpern Capital, Inc. in form satisfactory to counsel for the Buyer

1.7  Conditions to Obligations of the Sellers. The obligations of the Sellers under this Agreement shall be subject to each of the following conditions:

(a) Initial Closing Date Deliveries. At the Initial Closing Date, the Buyer shall have delivered or caused to be delivered to the Selling Stockholders the following:

(i)this Agreement, duly executed by the Buyer;

(ii)good funds in the amount of Five Hundred Thirty Thousand Dollars ($530,000);

(iii) the Buyer Shares; and

(iv) such other documents as the Selling Stockholders or their counsel may reasonably request in connection with the transactions contemplated hereby.

(b) Payment Terms. After the Initial Closing Date, the Buyer shall comply with the payment terms set forth in Sections 1.1 and 1.2 above.

(c) Truthfulness and Accuracy of Representations and Warranties. The representations and warranties of the Buyer contained herein shall be true in all material respects at the Initial Closing Date, with the same effect as though made at such time. The Buyer shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Initial Closing Date.

(d) Performance of Obligations of the Buyer. The Buyer shall have performed all agreements and covenants required to be performed by it under this Agreement prior to the Initial Closing Date.

SECTION 2
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

2. Representations and Warranties of the Sellers. The Company and Selling Stockholders, individually and collectively, except as otherwise expressly provided below, hereby represent and warrant to the Buyer as follows:

2.1 Organization, Standing, Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. The Company has all requisite corporate power, franchises, licenses, permits, and authority to own its properties and assets and to carry on its business as it has been and is being conducted. The Company has a temporary office in California, and the Company has an office in Florida. Operations of the Company are conducted primarily out of Florida. The Company has not qualified to do business in either California or Florida at this time. Thus far, the Company has engaged only in the business of entering into the Contracts listed on Schedule B, performing its activities required thereunder to date, and engaging in activities associated with obtaining the Patent Pending. As a result, to the best knowledge of the Selling Stockholders, the Company’s failure to have duly qualified in California and Florida at this time will not have a Material Adverse Effect (as defined below) on the Company. For purposes of this Agreement, the term “Material Adverse Effect” means any change or effect that, individually or when taken together with all other such changes or effects, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, or results of operations of the entity.

2.2 Authority. Each Seller has full power and authority (including full corporate power and authority, if applicable) to execute and deliver this Agreement or any other document or instrument contemplated hereby or thereby (collectively, the “Transaction Documents”), and to perform its obligations under any Transaction Document. The Transaction Documents constitute valid and legally binding obligations of the Selling Stockholders, enforceable in accordance with the terms and conditions thereof. Each Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Sellers of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the parts of the Sellers. Neither the execution and the delivery of any Transaction Document by the Sellers, nor the consummation of the transactions contemplated thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Company is subject or any provision of the charter or bylaws of the Company, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its Assets is subject (or result in the imposition of any security interest upon any of its Assets). To the knowledge of the Sellers, and other than in connection with the provisions of the Nevada Revised Statutes, the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), and any state securities laws, neither the Company nor any Selling Stockholder needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Sellers to consummate the transactions contemplated by the Transaction Documents. Notwithstanding anything to the contrary herein above set forth, it is recognized and understood that each of the Selling Stockholders, as to the representations and warranties set forth in this Agreement which relate personally to a Selling Stockholder as opposed to the Company, is making such representations and warranties only as to himself. No Selling Stockholder shall have any liability for any misrepresentation made by any other of the Selling Stockholders insofar as such representations and warranties relate to such matters which are personal to a Selling Stockholder. The foregoing limitation does not apply to representations and warranties concerning the Company and its status.

2.3 Capitalization of the Company.

(a) As of Initial Closing Date, the entire authorized capital stock of the Company consists of 75,000,000 of shares of common stock, $0.001 par value (the “Common Stock”). There are 75,000,000 shares of Common Stock issued and outstanding. There are zero shares of Common Stock held in treasury. At the Initial Closing Date, all of the Seller Shares purchased hereunder, are and shall have been duly authorized and will be validly issued, fully paid, and non-assessable. The Company has no Preferred Stock.

(b) As of the Initial Closing Date: (i) there will be no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock other than the Seller Shares and (ii) there will be no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. The Seller Shares are free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. The Seller Shares shall be issued in a private transaction and consequently will be deemed to be “restricted Securities” as set forth in Rule 144 promulgated under the Securities Act.

(c) The Company does not have outstanding any bonds, debentures, notes, or other indebtedness the holders of which have the right to vote (or which is convertible or exercisable into securities having the right to vote) with holders of the capital stock of the Company on any matter.

(d) None of the Sellers are a party or subject to any agreement or understanding, and, to the best of each Sellers' knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to (i) the voting with respect to any security of the Company or (ii) the giving of written consents by any shareholder or director of the Company.

(e) The Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

2.4 Subsidiaries. The Company does not, directly or indirectly, (a) own, of record or beneficially, or own or hold the right to acquire, any outstanding voting or equity securities or other voting or equity interests in any corporation, partnership, joint venture or other entity or (b) otherwise control any such corporation, partnership, joint venture or other entity.

2.5 Financial Statements. The Sellers have never obtained any audited financial statements of the Company. Notwithstanding the foregoing, the Sellers shall have the obligation to deliver audited financials of the Company within sixty (60) days of the Initial Closing Date. All financial information the Sellers have provided to the Buyer in the past, including but not limited to the financial statement compilation attached hereto as Schedule D (the “Compilation”), is complete and accurate.

2.6 Assets and Liabilities.

(a) The Company’s Assets consist of the following:

(i) The Contracts and Agreements (the “Contracts”) set forth on Schedule B;

(ii) The Patent Pending discussed in 2.8 below;

(iii) Receivables, if any, due or to become due under the Contracts.

(b) The Assets of the Company are not subject to any pledges, security interests, mortgages, hypothecations or other encumbrances.

(c) The Company’s liabilities (except as otherwise set forth in this Agreement) consist of:

(i) The approximate $6,700 and $15,500 liabilities discussed in Section 1.5(b)(iii) above;

(ii) Contingent liabilities under the Contracts; and

(iii) Possible tax liabilities as described in 2.15 below.

(d) The Selling Stockholders shall pay those liabilities they are to pay pursuant to the provisions of Section 1.5(b)(iii) above. The Company shall continue to be liable for the contingent liabilities under the Contracts and none of the Selling Stockholders shall have any personal liabilities or obligations relating thereto. The Selling Stockholders shall be liable for any fixed liabilities under the Contracts relating to periods prior to the Initial Closing Date. The Selling Stockholders shall pay all tax liabilities of the Company arising and relating to all periods of time through June 30, 2007. The Selling Stockholders shall have no personal liability of any nature for any tax liabilities of the Company, however arising or occurring, to the extent the same arise, occur or relate to any time period subsequent to June 30, 2007. To the best of each Sellers’ knowledge and belief, the Company does not have any liabilities or obligations (whether absolute, accrued, or contingent) except: (i) liabilities as described in Section 2.6(c) or (ii) liabilities that are accrued or reserved against in the Company’s financial statements (including but not limited to the approximate $4,755 in “Channel Payouts” listed in the Compilation).

2.7 Absence of Changes. To the best of each Sellers’ knowledge and belief, since June 30, 2007, the Company has conducted its business in the ordinary course and there has not been: (i) any Material Adverse Effect on the business, financial condition, liabilities, or assets of the Company or any development or combination of developments of which management of the Company has knowledge which is reasonably likely to result in such an effect; (ii) any damage, destruction, or loss, whether or not covered by insurance, having a Material Adverse Effect on the Company; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, or property) with respect to the capital stock of the Company; (iv) any increase or change in the compensation or benefits payable or to become payable by the Company to any of their employees, except in the ordinary course of business consistent with past practice; (v) any sale, lease, assignment, disposition, or abandonment of a material amount of property of the Company, except in the ordinary course of business; (vi) any increase or modification in any bonus, pension, insurance, or other employee benefit plan, payment, or arrangement made to, for, or with any of their employees; (vii) the granting of stock options, restricted stock awards, stock bonuses, stock appreciation rights, and similar equity based awards; (viii) any resignation or termination of employment of any office of the Company; and the Sellers, to the best of their knowledge, do not know of the impending resignation or termination of employment of any such office; (ix) any merger or consolidation with another entity, or acquisition of assets from another entity except in the ordinary course of business; (x) any loan or advance by the Company to any person or entity, or guaranty by the Company of any loan or advance; (xi) any amendment or termination of any contract, agreement, or license to which any the Company is a party, except in the ordinary course of business; (xii) any mortgage, pledge, or other encumbrance of any Asset of the Company; (xiii) any waiver or release of any right or claim of the Company, except in the ordinary course of business; (xiv) any write off as uncollectible any note or account receivable or portion thereof; or (xv) any agreement by the Company to do any of the things described in this Section 2.7.

2.8 Intellectual Property. The Company has a patent pending on a limited text messaging process as shown in the materials attached hereto as Schedule C (the “Patent Pending”). None of the Sellers make any warranty or representation concerning whether any patent will ever be issued in connection with or as a result of the Patent Pending. The Buyer may contact the patent attorneys identified in the materials provided in Schedule C to discuss the status of the Patent Pending. The Company owns no other patents, trademarks, service marks, trade names, copyrights, trade secrets, information, or other proprietary property (collectively, “Intellectual Property”). The Company has not received any communications alleging that it has violated or, by conducting its business, would violate any of the Intellectual Property of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of his best efforts to promote the interests of the Company or that would conflict with the Company’s business as conducted. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Company’s business by its respective employees, nor the conduct of the Company’s business, will, to the best of each Sellers' knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated.

2.9 Certain Agreements. To the best of each Sellers' knowledge and belief, except as provided in this Agreement as to payments and deliveries to Selling Stockholders and as provided in the Employment Agreements, neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will: (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute payment, bonus, or otherwise), becoming due to any director, employee, or independent contractor of any of the Sellers, from any other party under any agreement or otherwise; (ii) materially increase any benefits otherwise payable under any agreement; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.10 Employee Benefit Plans. The Company has no employee benefit plans (including without limitation all plans which authorize the granting of stock options, restricted stock, stock bonuses, or other equity based awards) covering active, former, or retired employees.

2.11 INTENTIONALLY DELETED.

2.12 Inventory. The Company does not have any inventory.

2.13 Major Contracts. Except for the Contracts and/or as otherwise disclosed in the Transaction Documents, the Company is not a party or subject to any other contract or agreement of any kind which could have a Material Adverse Effect.

To the knowledge of the Selling Stockholders, all Contracts are valid and in full force and effect and neither the Company nor any other party thereto, has breached any material provisions of, or is in default in any material respect under the terms thereof.

2.14 Leases. The Company is not a party to any real property lease. Offices it occupies are currently occupied through permissive occupancy arrangements.

2.15 Taxes. Except as set forth elsewhere in the Transaction Documents, and in reliance upon the Company’s auditing/tax preparation firms, to the knowledge of the Selling Stockholders:

(a) All taxes, assessments, fees, penalties, interest, and other governmental charges with respect to the Sellers which have become due and payable with respect to the period ending December 31, 2006 have been paid in full or adequately reserved against by the Sellers. The Selling Stockholders shall be responsible for paying all taxes, assessments, fees, penalties, interest and other governmental charges which shall apply to the Company by reason of its operations through June 30, 2007 at the time and in the manner set forth above. Any and all taxes, assessments, fees, penalties, interest and other governmental charges which apply to the Company and relate to any periods of time after June 30, 2007, shall remain the liability of the Company and the Selling Stockholders shall have no liability of any nature with respect thereto;

(b) There are no liens for taxes upon the Assets except for taxes that are not yet payable. The Company has withheld all taxes required to be withheld in respect of wages, salaries, and other payments to all employees, officers, and directors and timely paid, or will pay, all such amounts withheld prior to July 1, 2007 to the proper taxing authority.

2.16 Disputes and Litigation There is no suit, claim, action, litigation, or proceeding pending or, to the knowledge of the Sellers, threatened against or affecting Company, or any of its Assets or to which Company is a party, in any court or before any arbitrator of any kind or before or by any governmental entity, nor is there any judgment, decree, injunction, rule, or order of any governmental entity or arbitrator outstanding against the Company. To the knowledge of the Sellers, there is no investigation pending or threatened against the Company before any foreign, federal, state, municipal, or other governmental department, commission, board, bureau, agency, instrumentality, or other governmental entity.

2.17 Compliance with Laws. To the best of each Seller’s knowledge and belief, (i) the Company’s business is not being conducted in violation of, or in a manner which could cause liability under any applicable law, rule, or regulation, judgment, decree, or order of any governmental entity (other than any liability which could be associated with the failure to qualify to do business in Florida and California as aforesaid). The Company has all franchises, permits, licenses, and any similar authority (other than qualification to do business authority in California and Florida) necessary for the conduct of its business as now being conducted by it, and, to the best of each Seller’s knowledge and belief, except as aforesaid, the Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

2.18 Related party Transactions. No Company employee, officer, or director nor member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any Company employee, officer or director, except that the Company is indebted to Rick Catinella in the amount of $15,500.00 for certain advances and credit card transactions. No Company employee, officer, or director has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company, and except that Rick Catinella and Roy Sciacca are principals, officers and directors of MJD Films, Inc. and TFM Group, L.L.C. No member of the immediate family of any Company employee, officer or director is directly or indirectly interested in any material contract with the Company.

2.19 INTENTIONALLY DELETED.

2.20 Minute Books. The minute books of the Company provided to the Buyer contains a complete summary of all meetings of directors and shareholders since the time of incorporation and reflects all transactions referred to in such minutes accurately in all material respects.

2.21 Disclosure. No representation or warranty made by any of the Sellers in this Agreement, nor any document, written information, statement, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by the Sellers or their representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished, to the best of each of the Sellers' knowledge and belief.

2.22 Reliance; Survival. The foregoing representations and warranties are made by each Seller with the knowledge and expectation that the Buyer is placing reliance thereon. Each Seller agrees that all representations and warranties made by the Sellers in this Agreement shall survive the consummation of the Initial Closing Date.

2.23 Board and Stockholder Approval. The Sellers represent and warrant (i) that they have complied with all the requirements of the general corporation law of the Nevada Revised Statutes relative to board and stockholder approval for the sale of the Seller Shares and Assets and (ii) that the principal terms of the sale as set forth in this Agreement were duly and legally:

(a) Approved by the Company’s board of directors on July 19, 2007, and

(b) Approved by the outstanding voting shares of the Company on July 19, 2007.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF THE BUYER

3. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Sellers as follows:

3.1 Organization and Capital Structure. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as now conducted.

3.2 Authorization. The Buyer has full corporate power and authority to enter into the Transaction Documents, to consummate the transactions contemplated thereby and to comply with the terms, conditions and provisions hereof and thereof. The execution, delivery and performance by the Buyer of each of the Transaction Documents, and the actions to be taken by the Buyer contemplated thereby have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary with respect thereto. Each of the Transaction Documents constitutes the valid and binding obligations of the Buyer, in each case enforceable in accordance with its terms.

3.3 Non-Contravention. Neither the execution or delivery of the Transaction Documents by the Buyer, nor the consummation of the transactions contemplated thereby by the Buyer, will (i) conflict with or result in the breach of any term or provision of, or constitute a default under, the articles of incorporation or bylaws of the Buyer or any material agreement, instrument or indenture to which the Buyer is a party or by which it is bound; (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer; or (iii) require, as of the date hereof, the approval, consent, waiver, authorization or act of, or the making by the Buyer of any declaration, filing or registration with, any third party or any governmental body and such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer, materially impair the ability of the Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

3.4 Buyer Shares. The Buyer Shares shall be issued to Selling Stockholders free and clear of any and all liens, claims, pledges, security interests, chattel mortgages, hypothecations and other encumbrances of any and every nature. All Buyer Shares shall be fully paid and non-assessable. All Buyer Shares shall be of like kind, and have all voting, dividend and other rights, as all other common stock issued at any time by Buyer. This warranty shall be true and correct as of the Initial Closing Date.

SECTION 4
COVENANTS

4.  Covenants. In connection with the sale and purchase of the Seller Shares and Assets, the parties hereby covenant as follows:

4.1  Employment Agreements. Aric Gastwirth, Rick Catinella and Roy A. Sciacca shall execute and deliver employment agreements to the Company (“Employment Agreements”) pursuant to which Mr. Gastwirth, Mr. Catinella and Mr. Sciacca shall agree to provide their personal services to the Company upon the terms and conditions of the Employment Agreements, at the time provided for in Section 1.5(b)(i) above.

4.2 Non-Compete Agreements. The Selling Stockholders are executing and delivering non-compete agreements to the Company (“Non-Compete Agreements”) pursuant to which the Selling Stockholders shall agree not to compete with the Company upon the terms and conditions of the Non-Compete Agreement for a term of three (3) years, at the time provided for in Section 1.5(b)(i) above. Activities of Rick Catinella and Roy Sciacca for MJD Films, Inc. and TFM Group, L.L.C. shall not be affected or impaired under such Non-Compete Agreements.

4.3 Contracts. The Sellers hereby agree to deliver to the Buyer all executed Contracts at the Initial Closing Date and to deliver any new contracts or agreements executed by the Company to Buyer thereafter. The parties agree that this Section 4.3 shall survive the consummation of the Initial Closing Date.

4.4 Other Agreements. There are various partner agreements between the Buyer and the Company (“Other Agreements”), and both the Buyer and the Company agree to work cooperatively to market, sell and introduce the Company’s services until the acquisition contemplated by this Agreement is completed or until each such Other Agreement expires or is terminated by the parties.

SECTION 5
INDEMNIFICATION

5.1 Indemnification by Company and Selling Stockholders. The Company and Selling Stockholders, jointly and severally, hereby agree to indemnify and hold harmless the Buyer and its respective affiliates, officers, directors, partners, members, managers, stockholders, employees, and agents from and against any and all losses, claims, damages, judgments, penalties, liabilities, and deficiencies, and agrees to reimburse the Buyer for all reasonable out-of-pocket expenses (including reasonable fees and expenses of legal counsel), in each case promptly as incurred by the other, to the extent arising out of or in connection with: (i) any material misrepresentation, omission, or material breach of any of the Company’s or Selling Stockholders’ representations or warranties contained in this Agreement; or (ii) any failure by the Company or Selling Stockholders to perform any of their covenants, agreements, undertakings, or obligations set forth in this Agreement or any ancillary agreement hereto.

5.2 Indemnification by Buyer. The Buyer hereby agrees to indemnify and hold harmless the Company and Selling Stockholders and their respective affiliates, officers, directors, partners, members, managers, stockholders, employees, and agents from and against any and all losses, claims, damages, judgments, penalties, liabilities, and deficiencies, and agrees to reimburse the other for all reasonable out-of-pocket expenses (including reasonable fees and expenses of legal counsel), in each case promptly as incurred by the other, to the extent arising out of or in connection with: (i) any material misrepresentation or material breach of any of the Buyer’s representations or warranties contained in this Agreement; or (ii) any failure by the Buyer to perform any of its covenants, agreements, undertakings, or obligations set forth in this Agreement or any ancillary agreement hereto.

ARTICLE 6
DEFAULT, AMENDMENT AND WAIVER

6.1 Default. Upon a breach or default under this Agreement by any party hereto (following the cure period provided herein), the non-defaulting party shall have all rights and remedies given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. Notwithstanding the foregoing, in the event of a breach or default by any party hereto in the observance or in the timely performance of any of its obligations hereunder which is not waived by the non-defaulting party, such defaulting party shall have the right to cure such default within 15 days after receipt of notice in writing of such breach or default.

6.2 Waiver and Amendment. Any term, provision, covenant, representation, warranty, or condition of this Agreement may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation, or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all parties hereto.

ARTICLE 7
MISCELLANEOUS

7.1 Expenses. Whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall bear all taxes of any nature (including, without limitation, income, franchise, transfer, and sales taxes) and all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such party's covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants' fees, and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, and all such taxes, fees, and expenses of the parties hereto shall be paid prior to Closing.

7.2 Notices. Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by facsimile, personal delivery, overnight delivery, or mailed by registered or certified mail, postage prepaid, with return receipt requested, to the following addresses:

TO BUYER:	Global Realty Development Corp.
Attn: Robert D. Kohn, Chief Executive Officer 11555 Heron Bay Boulevard Suite 200 Coral Springs, Florida 33076 Telephone: (954) 509-9830 Fax: (954-603-0522)
With a copy to:	Richardson & Patel LLP
Attention: Addison K. Adams, Esq. 10900 Wilshire Blvd., Suite 500 Los Angeles, California 90024 Telephone: (310) 208-1182 Fax: (310) 208-1154

TO SELLERS:	SMS Text Media, Inc.
Attn: Aric Gastwirth, President 638 Lindero Canyon, #365 Oak Park, California 91377 Telephone: 714/508-4920 Fax: 714/508-4904

With a copy to:	Steven E. Schmidt, Esquire
Kennerly, Montgomery & Finley, P.C. 550 Main Street, Fourth Floor Knoxville, TN 37902 Telephone: 865/546-7311 Fax: 865/524-1773

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by facsimile, personal delivery, or overnight delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given seven days after deposit thereof in the United States mail.

7.3 Entire Agreement. This Agreement, together with the schedules and exhibits hereto, sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant, or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement, or in the schedules or exhibits hereto or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant, or condition not so set forth.

7.4 Survival of Representations. All statements of fact (including financial statements) contained in the Schedules, the exhibits, the certificates, or any other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the respective party hereunder. All representations, warranties, agreements, and covenants hereunder shall survive the Initial Closing Date for a period of twelve (12) months after the Initial Closing Date (or, in the case of agreements and covenants to be performed after 12 months, until the same are actually performed) and remain effective regardless of any investigation or audit at any time made by or on behalf of the parties or of any information a party may have in respect hereto. Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any party hereto, notwithstanding that such party knew or should have known at the time of the Initial Closing Date that such right or remedy existed.

7.5 Incorporated by Reference. The schedules, exhibits, and all documents (including, without limitation, all financial statements) delivered as part hereof or incident hereto are incorporated as a part of this Agreement by reference.

7.6 Remedies Cumulative. No remedy herein conferred upon the parties is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

7.7 Execution of Additional Documents. Each party hereto shall make, execute, acknowledge, and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

7.8 Finders' and Related Fees. Each of the parties hereto is responsible for, and shall indemnify the other against, any claim by any third party to a fee, commission, bonus, or other remuneration arising by reason of any services alleged to have been rendered to or at the instance of said party to this Agreement with respect to this Agreement or to any of the transactions contemplated hereby.

7.9 Governing Law. This Agreement has been negotiated and executed in the State of Florida and shall be construed and enforced in accordance with the laws of such state.

7.10 Forum. Each of the parties hereto agrees that any action or suit which may be brought by any party hereto against any other party hereto in connection with this Agreement or the transactions contemplated hereby may be brought only in a federal or state court in Broward County, Florida.

7.11 Professional Fees. In the event any party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys' fees, accountants’ fees, and experts’ fees.

7.12 Binding Effect and Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, and assigns.

7.13 Counterparts; Facsimile Signatures. This Agreement may be executed simul-taneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree that facsimile signatures of this Agreement shall be deemed a valid and binding execution of this Agreement.

7.14 Representation. The parties hereto agree and acknowledge that the law firm of Richardson & Patel LLP has represented the Buyer in preparing this Agreement. All parties to this Agreement have been given the opportunity to consult with counsel of their choice regarding their rights under this Agreement.

[Signatures Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written above.

BUYER:	GLOBAL REALTY DEVELOPMENT CORP., a Delaware corporation

/s/
By: Robert D. Kohn
Its: Chief Executive Officer

SELLER:	SMS TEXT MEDIA, INC., a Nevada corporation

Date:	/s/
By: Aric Gastwirth
Its: President

SELLING STOCKHOLDERS:	By: __________________________________

Aric Gastwirth, an individual
Shares Sold:  __________________________

By: __________________________________
Rick Catinella, an individual
Shares Sold:  __________________________

By: _________________________________
Roy A. Sciacca, an individual
Shares Sold:  __________________________

SCHEDULE A

Contingent Payments to Selling Stockholders

Years 1-3: 27% of Cash Flow (EBITDA less capitalized expenditures and taxes) for each of the next three-12 month periods following closing for the first $3.0MM of Cash Flow plus a bonus contingent payment of 10% of Cash Flow in excess of $3.0MM. Time period for payment may be extended as set forth in the Acquisition Agreement.

Contingent payments shall be paid in a lump sum within 30 days after audited financials have been finalized and shall be paid at the option of the Company either in 100% cash or in a mix of cash and common stock using the following ratio: 46% cash and 54% common stock. The amount of common stock to be issued shall be calculated using the ten day trailing average common stock price, but in no event less than $0.50 per share.**

Examples:
If SMS Text Media has $3MM in Cash Flow during Years 1-3, then the Contingent Payments would be:
YEAR	CASH FLOW	EARNOUT DOLLARS STOCK	EARNOUT DOLLARS CASH	EARNOUT TOTAL
1	3,000,000	$437,400	$372,600	$810,000
2	3,000,000	$437,400	$372,600	$810,000
3	3,000,000	$437,400	$372,600	$810,000

TOTAL		$1,312,200	$1,117,800	$2.430.000

If SMS Text Media has $4MM in Cash Flow during Year 1, $5MM during Year 2, and $6MM during Year 3, then the Contingent Payments would be:

YEAR	CASH FLOW	EARNOUT DOLLARS STOCK	EARNOUT DOLLARS CASH	EARNOUT TOTAL
1	4,000,000	$491,400	$418,600	$ 910,000
2	5,000,000	$545,400	$464,600	$1,010,000
3	6,000,000	$599,400	$510,600	$1,110,000

TOTAL		$1,636,200	$1,393,800	$3,030.000

*Shares will have piggy-back registration rights with the shares in the planned funding round subject to investors. However, they will be subject to certain restrictions, including a 12-month lock-up unless sold through a structured transaction.
**Shares will have customary registration rights, but will be subject to certain restrictions, including a 12-month lock-up unless sold through a structured transaction.

SCHEDULE B

CONTRACTS

Canadian Marketing Group, firm producing “Blonde and Blonder,” starring Pamela Anderson and Denise Richards. “Text Your Way to Stardom” “Walk the Red Carpet” and attend the Premier with Pamela.

“An African Tale.” Multiple contests, including a feature voice over in this animated movie.

MJD, Films, Inc., firm producing “The Devil Exists.” Multiple contests including a role in the move, and trips to the premier & party.

“Nincompoops,” major teen theatrical release film.

Pennhouse Award Suites, the firm providing star gift baskets at the Academy Awards, as well as Grammy, American Music, Emmy, Tony, Golden Globe and CMA Awards.

“XMENUDOS” text messaging voting and multiple contests across 17 nations

NHRA Championship Drag Racing, ten month series in conjunction with Alphatrade’s sports marketing division. Providing backend and data capture.

Pro Bull Riders Association, ten month series in conjunction with Alphatrade’s sports marketing division. Providing backend and data capture.

American Drag Racing League, ten month series in conjunction with Alphatrade’s sports marketing division. Providing backend and data capture.

“JAG BMX World Championships,” ABC Networks’ 8 week BMX Olympic Team Series. Weekly prizes include BX bikes, trips, etc., with grand prize trip to Beijing Olympics as guest of the Olympic team, waiting for signature.

“Teens on the Green” World Championship Jr. Golf Championship

“Sistas”. Multiple contests including a role in the movie, and trips to the premier & party.

Creative Content Distributors, firm providing major content and distribution channels.

Green Diamond, firm providing content and distribution channels

Stage 54, firm providing distribution channels

Cititrust Corp, firm providing distribution channels

Pinpoint Interactive Media, Inc., firm providing distribution channels

Global Strategies, Inc., firm providing content referrals

Monopoly Music, company providing content

SCHEDULE C

PATENT PENDING MATERIALS

SCHEDULE D

FINANCIAL STATEMENT COMPILATION